Exhibit p(iii) under Form N-1A
                                           Exhibit 10 under Item 601/ Reg. S-K

                                J. BUSH & CO.






            CODE OF ETHICS AND STATEMENT OF POLICY AND PROCEDURES
                  REGARDING PERSONAL SECURITIES TRANSACTIONS






                                MARCH 1, 2000

c:\msoffice95\templates\normal.dot

09/09/99

                                J. BUSH & CO.

            CODE OF ETHICS AND STATEMENT OF POLICY AND PROCEDURES
                  REGARDING PERSONAL SECURITIES TRANSACTIONS

                      I. STATEMENT OF GENERAL PRINCIPLES

      As a fiduciary, J. Bush & Co. (the "Company") owes an undivided duty of loyalty to its clients. It is Company policy that all officers, directors and employees conduct themselves to as to avoid not only actual conflicts of interest with Company clients, but also that they refrain from any conduct that could give rise to the appearance of a conflict of interest.

      This Code of Ethics and Statement of Policy and Procedures Regarding Personal Securities Transaction (the "Code") is designed to ensure, among other things, that the personal securities transactions of all employees and other persons subject to this Code are conducted in accordance with the following principles:

      (i) A duty to at all times place the interest of the Company's clients first;

      (ii) The requirement that employees and certain other persons should not take inappropriate advantage of their positions; and

      (iii) The requirement that all personal securities transactions be conducted in a manner consistent with this Code in order to avoid any actual or potential conflict of interest or the appearance of such a conflict, or any abuse of an employee's (or other person subject to this Code) position of trust and responsibility.

While the Company attempts to avoid conflicts of interest, when such conflicts do occur they will be solved so that the interests of our clients are clearly placed first.

      This Code does not address every circumstance that may give rise to a conflict, a potential conflict or the appearance of a conflict of interest. Any employee or other person that becomes aware of any personal interest that does, or potentially could, conflict with the interests of a client, or that could give the appearance of such a conflict, must disclose the potential conflict to compliance personnel for consideration before any transaction is executed.

                        II. APPLICABILITY OF THE CODE

      (a) PERSONS SUBJECT TO THE CODE. Each employee (whether part-time or full-time), officer and director of the Company; and any other person who provides services to or on behalf of the Company as a consultant, independent contractor or otherwise and who (I) makes, participates in, or receives current information regarding decisions as to purchases or sales of securities for client accounts or whose functions relate to the making of any recommendations with respect to such purchases or sales, or (II) obtains information from any source regarding any change, or consideration of any change in the Company's internal research coverage, a research rating or an internally published view on a security or issuer, or (III) obtains information from any source regarding the placing or execution of an order for a client account (collectively, "Employees") is subject to the provisions of this Code. Directors who are not also officers or employees of the Company ("non-management directors") are subject to the Code, with certain specified exceptions. The Company will provide a copy of this Code to all persons who are subject to its provisions.

      (b) COVERED ACCOUNTS. All transactions by Employees made for their own accounts, as well as all transactions in other accounts in which the Employee has a direct or indirect beneficial interest, are subject to the preclearance procedures, trading restrictions and reporting requirements set forth herein, unless otherwise indicated. For a listing of the accounts subject to such procedures, restrictions and requirements (the "Covered Accounts"), see APPENDIX A.

      (c) COVERED SECURITIES. The preclearance requirements and trading restrictions set forth in Sections III and IV of this Code regarding personal securities transactions shall apply with respect to all securities and other instruments (securities") other than direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), and shares of any open-end registered investment company or "mutual fund" (securities not subject not subject to such restrictions being referred to as "Exempt Securities"). Certain reporting requirements, as set forth in Section V, apply with respect to all personal securities transactions, including those involving Exempt Securities.

      (d) BROKERAGE ACCOUNTS. All full-time Employees other than non-management directors of the Company are required to carry their personal brokerage accounts at Pershing & Co., which is the Company's clearing broker, unless the Compliance Officer has given written approval to carry a brokerage account at another broker. To the extent reasonably practicable, other Covered Accounts of full-time Employees other than non-management directors should also trade through brokerage accounts carried at Pershing & Co. Employees should contact the Compliance Officer to establish a Pershing & Co. account. Part-time employees are not required to carry their brokerage accounts at Pershing & Co. but are subject to the preclearance requirements in Section III, the restrictions on personal trading in Section IV, and the reporting requirements in Section V.

                        III. PRECLEARANCE REQUIREMENTS

      (a) GENERALLY. An Employee may not purchase or sell, directly or indirectly, any security for any Covered Account unless such Employee obtains the prior written approval of the Compliance Officer, PROVIDED, HOWEVER, that the provisions of this Section III do not apply to the non-management directors of the Company. A request for preclearance must be made in writing in advance of the contemplated transaction and must state:

      (i)  the name of the security;

      (2)  the number of shares or principal amount to be purchased or sold;
and

      (3)a response to all questions contained in the appropriate preclearance from, a copy of which is attached as APPENDIX B.

Any approval given under this paragraph will remain in effect only until the end of the trading day on which the approval was granted.

      When a security is being considered for purchase or sale for a client or is being purchased or sold for a client following the approval on the same day of a preclearance request with respect to such security, the Compliance Officer is authorized to cancel the personal order if it has not been executed, or if the Compliance Officer is authorized to cancel the personal order if it has not been executed, or if the Compliance Officer determines, after consulting with the trading desk and any other appropriate personnel, that the order, based on market conditions, liquidity and other relevant factors, could have an adverse impact on a client or on a client's ability to purchase or sell the security or other securities of the issuer involved.

      (b) RESTRICTED LIST. The Compliance Officer shall maintain a restricted list. Any security about which an Employee is in possession of material, nonpublic information must be reported to the Compliance Officer for entry into the Restricted List.

      (c)  TRANSACTIONS NOT SUBJECT TO PRECLEARANCE.  The following types of
           -----------------------------------------
transactions are not subject to preclearance (or to the trading restrictions set forth in Section IV):

            (1) NON-VOLITIONAL -OR AUTOMATIC TRANSACTIONS. Purchases or sales that are non-volitional on the part of an Employee (such as the receipt of securities through a stock dividend or merger) or that are pursuant to an automatic dividend reinvestment plan (up to an amount equal to the cash value of a regularly declared dividend, but not in excess of such amount) or employee stock purchase plan.

            (2) RIGHTS-OFFERINGS. Exercise of rights issued by a company on a pro rata basis to all holders of a class of equity security. Employees must, however, follow preclearance requirements for the acquisition of such rights from a party other than the issuer or the sale of such rights.

            (3) GOVERNMENTAL ISSUES.  Transactions in the debt obligations of
                --------------------
      Federal agencies or state and municipal governments or agencies.

      All transactions described in sections (b)(l)-(b)(3) above are subject to the reporting requirements set forth below in Section V.

                     IV. RESTRICTIONS ON PERSONAL TRADING

All transactions in Covered Accounts that are subject to the preclearance requirements in Section III are also subject to the following trading restrictions, PROVIDED, HOWEVER, that transactions in any Covered Account of a non-management director of the Company are not subject to the provisions of this
Section IV:

      (a)  BLACKOUT PERIOD.

                  (1) An Employee may not buy or sell, or permit any Covered
            Account to buy or sell, a security within three trading days before or after the day on which the Company, as a result of a Company-wide determination, executes trades for a majority of client accounts in the same security or in a security convertible into or exchangeable for such security (including options). The Compliance Officer, in consultation with the Chief Investment Officer, retains discretion to determine that the blackout period does not apply under certain circumstances, such as where a transaction in a security has been executed in a limited number of accounts under circumstances specific to such accounts (E.G., opening or closing accounts, rebalancing the asset allocations or equity holdings in accounts, or raising or reducing cash in accounts).

                  (2) In the event there is a trade in a client account in the same security within the blackout period, the Employee will be required to close out the position and to disgorge any profit to a charitable organization chosen by the Company's Chief Executive Officer; PROVIDED, HOWEVER, that if an Employee has obtained preclearance for a transaction and a subsequent client trade in that security occurs within the blackout period, subject to review and approval, of the Chief Executive Officer, the Compliance Officer, upon a finding of hardship or extraordinary circumstances and a determination that no potential abuse or conflict is presented, may determine to review the application of the disgorgement policy to such transaction and/or may impose alternative restrictions on the Employee's position.

      (b) SHORT-TERM TRADING PROFITS. Employees are prohibited from profiting from buying and selling, or selling and buying, the same or related securities within a period of 30 calendar days. Any trade made in violation of this paragraph must be canceled if unexecuted or, if that is not practicable, the trade will be unwound and Employees must disgorge profits (which will be donated to a charity selected by the Company's Chief Executive Officer) resulting from such trade. Employees arc not permitted to repurchase any security that has been sold by such Employee during the preceding 30 calendar days. The Chief Executive Officer may make exceptions to this rule if it can be demonstrated that no potential abuse or conflict is presented.

      (c) INITIAL PUBLIC OFFERINGS. No Employee may purchase or permit any Covered Account to purchase any securities in any initial public offering, including initial public offerings made outside the U.S. without the prior express written approval of the Chief Executive Officer who will consider, among other things, whether the proposed transaction presents any conflict between the interests of the Company's clients and the Employee, whether the investment opportunity should be offered first to any client, and whether any future investment decisions for the Company's clients may be influenced by the Employee's investment.

      (d) PRIVATE PLACEMENTS. No Employee may purchase or permit any Covered Account to purchase any securities in any private placement unless the Chief Executive Officer gives express written approval and documents the reasons supporting such approval. Such documentation must be maintained by the Company for at least five years after the end of the fiscal year in which the approval is granted. In determining whether to approve such proposed acquisition, the Chief Executive Officer will consider, among other factors, whether the investment opportunity should be reserved for client accounts, and whether the opportunity is being offered to the Employee by virtue of the Employee's position with the Company.

An Employee who has been authorized to acquire securities in a private placement is required to disclose that investment in the event that Employee subsequently recommends that a client account make any investment in the issuer, and any such recommendation will be subject to an independent review by appropriate Employees with no personal interest in the issuer.

      (e) OPTIONS, FUTURES AND STRUCTURED NOTE. Employees may not (I) write, sell or buy exchange-traded or over-the-counter option contracts, (II) write, sell or buy exchange traded futures, synthetic futures, swaps or similar non-exchange traded instruments, or (III) purchase or sell structured notes (i.e., instruments a portion of the expected return which is linked to the performance of an index, commodity or basket of commodities, equity security or basked of equity securities or other instrument).

      (f) EXCEPTIONS. The Chief Executive Officer has the authority to grant exceptions from certain of these trading restrictions upon written request from an Employee who can demonstrate hardship or extraordinary circumstances and upon a determination that no potential abuse or conflict is presented.

                          V. REPORTING REQUIREMENTS

      (a)  REPORTS.  Each Employee (including part-time Employees and non-
           --------
management directors) must report to the Compliance Officer:

            (1) INITIAL HOLDING REPORT.  Within 10 days of employment, the
                ----------------------
      following information:

                  (A) The title, number of shares and principal amount of each security (other than an Exempt Security) held directly or indirectly by any Covered Account, with nonpublic securities plainly indicated, as of the date of employment;

                  (B) The name of any broker, dealer or bank with whom the
            Employee maintained a Covered Account as of the date of employment; and

                  (C) The date that the report is submitted.

            (2) QUARTERLY TRANSACTION REPORT.  Within 10 days after the end
                -----------------------------
      of each calendar quarter, the following information.

                  (A) With respect to any transaction during the quarter in any security (other than an Exempt Security) by a Covered Account:

                        (i) The date of the transaction, the title, the interest
                  rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

                        (ii) The nature of the transaction (i.e., purchase,
                  sale or any other type of acquisition or disposition) and the price of the security at which the transaction was effected;

                        (iii) the name of the broker, dealer or bank with or
                  through which the transaction was effected; and

                        (iv) the date the report is submitted.

                  (B) With respect to any account established by the Employee in which any securities, including Exempt Securities, were held during the quarter for the direct or indirect benefit of the Employee:

                        (i) the name of the broker, dealer or bank with whom
                  the Employee established the account and the date the account was established; and

                        (ii) the date the report is submitted.

      An Employee is not required to make a quarterly transaction report under this subsection (a)(2) if such report would duplicate information contained in broker trade confirmations or- account statements received by the Company with respect to the Employee in the time period required by this subsection, or if all of the information required by this subsection is contained in the broker trade confirmations or account statements or in the records of the Company.

            (3)  ANNUAL HOLDINGS REPORTS.  Annually, the following
                 ------------------------
      information, current as of a date no more than 30 days before the report is submitted.

                  (A) The title, number of shares and principal amount of each security (other than an Exempt Security) held directly or indirectly by any Covered Account;

                  (B) The name of any broker, dealer or bank with whom the
            Employee maintains any Covered Account; and

                  (C) The date the report is submitted.

      (b) EXCEPTIONS FROM REPORTING REQUIREMENTS. An Employee is not required to make any of the reports required by this Section V with respect to transactions effected for, and securities held in, any account over which the Employee has no direct or indirect influence or control.

      (c) DISCLAIMER OF BENEFICIAL OWNERSHIP. Any report required under this Code may contain a statement that such report is not to be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership of the securities to which the report relates.

      (d) INITIAL AND ANNUAL CERTIFICATION. Within 10 days after the commencement of employment, and within 10 days after the end of each calendar year thereafter, each Employee shall acknowledge, on the form attached as APPENDIX C, that he or she is subject to the Code and that he or she (I) has read and understood it and (II) has complied with each of its requirements.

      (e)  CONFIRMATIONS AND MONTHLY STATEMENTS.  Each Employee (including
           -------------------------------------
part-time Employees and non-management directors) shall cause to be provided to the Compliance Officer:

                  (1) Duplicate copies of confirmations of all transactions in each Covered Account; and

            (2) Duplicate copies of all account statements for each Covered Account,

      (f) REVIEW OF REPORTS. The Company shall institute procedures by which appropriate management or compliance personnel review reports required by this
Section V.

      (g) MAINTENANCE OF REPORTS. The Company shall maintain records in the manner and to the extent required pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Investment Company Act"), including any reports required under this Code. All reports furnished pursuant to this Code will be kept confidential, subject to a right of inspection by the Compliance Officer, the Securities and Exchange Commission and by other third parties pursuant to applicable law.

                      VI. SERVICE AS DIRECTOR OR TRUSTEE

      In order to reduce potential conflicts of interest arising from the participation of Employees on the boards of directors or trustees of public companies, Employees (other than non-management directors of the Company) may not serve as directors or trustees of public companies, absent prior authorization by the Chief Executive Officer based upon a determination that such service would be consistent with the interest of all clients.

                         VII. GIFTS AND ENTERTAINMENT

      In order to minimize any conflict, potential conflict or appearance of conflict of interest, Employees other than non-management directors of the Company are subject to and entertainment with, a person that provides services to the Company, that may provide services tot he Company or is being solicited to provide services to the Company or that is associated with an organization that does or seeks to provide services to the Company (a "Business Associate"):

      (a) GIFTS. An Employee may not retain a gift received from, or make a gift to, a Business Associate value at approximately $100 or more without the prior approval of the Compliance Officer. All gifts should be valued at fair market value in the good faith judgment of the Employee. Gifts may include, for example, tickets to sports and cultural events, subscriptions to publications, candy, flowers, promotional items, trips, lodging, transportation and preferential rates on personal transactions such as loans, mortgages, brokerage accounts or leases.

      (b) ENTERTAINMENT. Employees must use their professional judgment, subject to supervisory review, in entertaining and being entertained by Business Associates.

            (1) An Employee may provide to, or accept from, a Business Associate, (A) an occasional breakfast, luncheon, dinner or reception, ticket to a sporting or other event, or comparable entertainment, PROVIDED that (I) the Employee and Business Associate attend such entertainment would be not likely to raise any question of propriety, or (B) a breakfast, luncheon, dinner or reception in conjunction with a bona fide business meeting.

            (2) Entertainment functions at which both the Employee and Business Associate are not present should be deemed a gift, subject to paragraph
      (a) above.

                     VIII. MATERIAL NONPUBLIC INFORMATION

      (a) RESTRICTIONS ON TRADING OR RECOMMENDING TRADING. It is a violation of the federal securities laws for any Employee to trade or recommend trading in the securities of a company while in the possession of material, nonpublic information concerning that company, or to disclose such information to any person who is not entitled to receive it if there is reason to believe that such information will then be used in connection with trading in such securities. Persons who receive material, nonpublic information ("tippees") may also be liable under the securities laws if they trade based on such information or pass along such information to others. Violations of the securities laws may give rise to civil and/or criminal liability, including fines.

      (b) WHAT IS "MATERIAL"? Information is "material" if it would be reasonably expected to affect the market price of a company's securities or would be likely to be considered important by reasonable investors in making an investment decision. Examples of information that may be material include knowledge regarding a change in dividend rate, earnings estimates, changes in previously released earnings estimates, significant new products or discoveries, major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, significant merger or acquisition proposals, or similar major events that would be viewed as having materially altered the total mix of information available regarding the company or the market for any of its securities.

      (c) WHAT IS "NONPUBLIC"? "Nonpublic" or "inside" information is information that has not yet been publicly disclosed. Information about a company is considered to be nonpublic it is received under circumstances that indicate that it is not yet in general circulation and that such information may be attributable, directly or indirectly, to the company or its insiders, or that the recipient knows to have been furnished by someone in breach of a fiduciary obligation.

      Information should not be considered to have been publicly disclosed until a reasonable time after it has been made public (for example, by a press release). Someone with access to inside information may not "beat the market" by trading simultaneously with, or shortly after, the official release of material information.

      (d) REPORTING REQUIREMENT. Any Employee that believes he or she may have come into possession of material, nonpublic information about a company must immediately notify the Compliance Officer and must not discuss such information with anyone else.

      (e) SANCTIONS. Any Employee who knowingly trades or recommends trading while in possession of material, nonpublic information, or who passes along such information, will be subject to immediate dismissal.

                             IX. APPROVAL OF CODE

      (a) GENERAL. This Code and any amendments to it shall be approved by the Board of Directors of each registered investment company advised by the Company (a "Fund"), including a majority of the independent directors (such term to include any director who is not an "interested person" of such Fund within the meaning of Section 2(a)(19) of the Investment Company Act), based upon a determination that the Code contains provisions reasonably necessary to prevent Employees from engaging in "Unlawful Actions," as that term is defined in Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Prior to approving this Code and any amendments to it, the Board of Directors must receive a certification from the Company that it has adopted procedures reasonably necessary to prevent Employees from violating the Code. Any material changes to this Code must be approved by the Board no later than six months after adoption of such a change.

                      X. ANNUAL REPORT TO FUND DIRECTORS

      At least once every year, the Company shall furnish to the Board of Directors of each Fund, and the Board of Directors shall consider, a written report that:

            (a) Describes any issues arising under the Code or related procedures since the last annual report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

            (b) Certifies that the Fund and the Company have adopted procedures reasonably necessary to prevent Employees from violating the Code.

                              XI. MISCELLANEOUS

      (a)  INTERPRETATION.  Questions of interpretations may be directed to
           ---------------
the Compliance Officer, who may refer such questions to counsel to the Company.

      (b) SANCTIONS. In the case of a violation of this Code by any Employee, the Chief Executive Officer may impose such sanctions as he deems to be appropriate including, among other things, requiring a reversal of a trade, fines, censure, suspension or termination of employment. The Board of Directors of a Fund may impose such sanctions as it deems appropriate in the case of a violation of this Code by a director, officer or employee of such Fund. Any Employee who is suspected of violating this Code should be reported immediately to the Compliance Officer.

      (c)  EFFECTIVE DATE.  This Code shall become effective as of March 1,
           ---------------
2000.

                                                                      APPENDIX A

                               COVERED ACCOUNTS

      The Code of Ethics and Statement of Policy and Procedures Regarding Personal Securities Transactions (the "Code") applies to all transactions in the following accounts ("Covered Accounts"), unless otherwise provided in the Code:

      (1) Accounts held for your benefit by you or other persons (including nominees, custodians, brokers, pledgees, partnerships, personal holding companies, trustees or other fiduciaries);

      (2) Accounts held by (or for the benefit of) your spouse, significant other, or any child or relative (including children or relatives of your spouse) who shares your home, whether or not you supervise such investments;

      (3) Accounts (other than the Company's client accounts, including Funds) for which you have or share, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise:

            (a)  VOTING POWER, including the power to vote, or to direct the
                 -------------
      voting of, a security, or

            (b)  INVESTMENT POWER, including the power to dispose of, or
                 -----------------
      direct the disposition of, a security; or

      (4) Accounts held by any other person to whose support you materially contribute or in which, by reason of any agreement or arrangement, you have or share benefits substantially equivalent to ownership, including, for example:

            (a) arrangements, whether formal or informal, pursuant to which you have agreed to share the profits from an investment,

            (b) accounts maintained or administered by you for a relative (such as child or a parent) who does not share your home;

            (c) investment held by any partnership of which you are a partner or investment club of which you are a member; and

            (d) investment held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all of the beneficiaries.

                                                                      APPENDIX B

               PRECLEARANCE OF PERSONAL SECURITIES TRANSACTION

Employee Name:
               ---------------------

Name of Security:                               Ticker Symbol:
                  ------------------------                     ---
(PLEASE INDICATE COMMON, PREFERRED, ETC.)

Type of Transaction: (CIRCLE ONE)   Buy   Sell  Gift

Number of shares or units:
                           ---
Price per share or unit:
                              ------
Approximate total price:
                              ------

Is the security listed on J. Bush & Co.'s "Inventory of Companies"?  YES
                                                                        ------
       NO
         ---

     o If the security is listed on the "Inventory of Companies", in which category is it listed?

Do you, or to your knowledge does anyone at J. Bush & Co.,
possess material, nonpublic information about the issuer
of the security?
YES    NO
   ---   ---------------------------------------------

If you are selling, do you own the security?
YES    NO
   ---   ---------------------------------------------

To the best of your knowledge, is the requested
transaction consistent with the letter and spirit of the
Code of Ethics and Statement of Policy and Procedures
Regarding Personal Securities Transactions?
YES    NO
   ---   ---------------------------------------------

Provide the information requested below with respect to each transaction by your Covered Accounts in the security during the past 30 days.

      DATE        NO. OF SHARES           PRICE PER SHARE   BUY/SELL/GIFT

I certify that the above information is accurate and complete.

Signature                           Date
          --------------------           -------------

APPROVAL OF THIS REQUEST IS VALID ONLY UNTIL THE END OF THE TRADING DAY ON WHICH APPROVAL IS GRANTED.

For Compliance Officer Use Only:

Date
     -------------------

Any activity in the security during the last three trading days? Any activity expected during the next three trading days?

Remarks:
-------------------------------------------------------------------------------

Approved:   YES    NO
                --    --
Date Employee Notified
                       -------------
                                                                      APPENDIX C

               CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS
                    AND STATEMENT OF POLICY AND PROCEDURES

                  REGARDING PERSONAL SECURIITES TRANSACTIONS

      I hereby acknowledge receipt of the Code of Ethics and Statement of Policy and Procedures Regarding Personal Securities Transactions (the "Code"). I certify that:

      o I have read and understand the Code and acknowledge that I am subject to its provisions;

      o  I have complied with its requirements;

      o I have disclosed or reported all personal securities transactions and all securities held in Covered Accounts (as defined in the Code and Appendix A thereto) required to be disclosed or reported pursuant to the requirements of the Code; and

      o I have arranged for duplicate brokerage confirmations and statements; if regularly prepared, for each of my Covered Accounts to be provided directly by my broker to the Company.

                                    Name
                                                ------------------

                                    Signature:
                                                ------------------

                                    Date:
                                                ------------------